Exhibit 3.46

STATE OF MONTANA

ARTICLES *of* AMENDMENT *for*
PROFIT CORPORATION
(35-1-230 MCA)

323596

Prepare, sign, submit with an original signature and filing fee.
This is the minimum information required.

(This space for use by the Secretary of State only)

535808

STATE OF MONTANA
FILED
JUN 03 2004
SECRETARY OF STATE

SRK
$15
$20

D-33620

Filing Fee: $15.00
☑ Priority Filing add $20.00

MAIL: **BOB BROWN**
Secretary of State
P.O. Box 202801
Helena, MT 59620-2801

PHONE: (406)444-3665
FAX: (406)444-3976
WEB SITE: *sos.state.mt.us*

PRIORITY

1. The current name of this Corporation is: Northwestern Resources Co.

2. The following amendment was adopted in the manner provided for by the Montana Business Corporation Act:
Amendment changing name of corporation to "Texas Westmoreland Co."

(Please attach additional sheets of paper if more room is needed.)

3. The date this amendment was adopted is: April 14, 2004
(Mo/day/year)

4. **Please check the appropriate box and provide additional information where requested.** *(only check one box):*

☐ This amendment was adopted by a sufficient vote of the Board of Directors. A vote of the shareholders was not required.

☑ This amendment was adopted by a sufficient vote of the shareholders.

There were: 10,000 (outstanding #) shares outstanding: 10,000 (for #) votes for amendment: 0 (against #) voted against.

NOTE: For voting groups, see help sheet on the reverse side.

Ray D. Gardner
Signature of Officer or Chair of the Board

General Counsel & Secretary — June 1, 2004
Title — Date

NOTE: There are important legal and accounting procedures and implications with respect to this corporate action. Suitable legal and accounting advice should be secured before submission. The Secretary of State's office encourages that such advice be sought prior to filling out forms and to be sure that you understand the terms and procedures